Exhibit 4.26

Private & confidential

Dated: 8th December, 2020

ALPHA BANK S.A.

(as Lender)

- and -

CALIFORNIA 19 INC. and

CALIFORNIA 20 INC.

(as joint and several Borrowers)

- and -

CENTRAL MARE INC.

TOP SHIPS INC.

(as Corporate Guarantors)

FIRST SUPPLEMENTAL AGREEMENT in relation to a Loan Agreement dated 12th March, 2020 for a loan facility of (originally) US $37,660,000

Theo V. Sioufas & Co.

Law Offices

Piraeus

TABLE OF CONTENTS

CLAUSE	HEADINGS	PAGE

1.	DEFINITIONS	2
2.	REPRESENTATIONS AND WARRANTIES	3
3.	AGREEMENT OF THE LENDER	4
4.	CONDITIONS	4
5.	VARIATIONS TO THE PRINCIPAL AGREEMENT	5
6.	CONTINUANCE OF PRINCIPAL AGREEMENT AND THE SECURITY DOCUMENTS	9
7.	ENTIRE AGREEMENT AND AMENDMENT	9
8.	FEES AND EXPENSES	10
9.	MISCELLANEOUS	10
10.	LAW AND JURISDICTION	10

THIS SUPPLEMENTAL AGREEMENT (“this Supplemental Agreement”) is made this 8th day of December, 2020;

B E T W E E N

(1)

ALPHA BANK S.A., (formerly known as ALPHA BANK A.E.) a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting through its office at 93 Akti Miaouli, Piraeus, Greece (the “Lender”); and

(2)	(a)

CALIFORNIA 19 INC., a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as a Borrower (hereinafter called the “Borrower A”, which expression shall include its successors), as a borrower; and

(b)

CALIFORNIA 20 INC., a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as a borrower (hereinafter called the “Borrower B”, which expression shall include its successors), as joint and several borrowers (hereinafter together called the “Borrowers” and singly a “Borrower”); and

(3)

CENTRAL MARE INC., a corporation incorporated in the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as Corporate Guarantor (the “Existing Corporate Guarantor” or the “Approved Manager”, each of which expressions shall include its successors); and

(4)

TOP SHIPS INC., a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and which is floating in the NASDAQ (hereinafter called the “New Corporate Guarantor”, which expression shall include its successors),

IS SUPPLEMENTAL to a loan agreement dated 12th March, 2020 made between (i) the Lender as lender, and (ii) the Borrowers, as  joint and several borrowers (the said loan agreement hereinafter called the “Principal Agreement”) on the terms and conditions of which the Lender agreed to advance and has advanced to the Borrowers a secured floating interest rate term loan facility in the amount of up to United States Dollars Thirty seven million six hundred sixty thousand (US$37,660,000) (the “Loan”), for the purposes therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be amended and/or supplemented called the “Loan Agreement”).

W H E R E A S:

(A)

a Master Agreement (on the 2002 ISDA Master Agreement (Multicurrency-Crossborder) form) dated as of 12th March, 2020 has been entered into between the Borrowers, as Party B and the Lender, acting as Swap Bank, as Party A, whereunder the Borrowers may enter or have already entered, as the case may be, into certain Designated Transactions (as such term is defined in the said Master Agreement) pursuant to separate Confirmations (as such term is defined in the said Master Agreement) providing for, amongst other things, the payment of certain amounts by the Borrowers to the Swap Bank (the Master Agreement, the Schedule thereto, the Credit Support Annex and all Designated Transactions from time to time entered into or Confirmations exchanged under the Master Agreement and any amending, supplemental or replacement agreement are hereinafter called the “Master Agreement”)

(B)

the Corporate Guarantor has executed an irrevocable and unconditional Corporate Guarantee dated 12th March, 2020 in favour of the Lender by way of security for all monies now or hereafter due or payable by the Borrowers to the Lender under or pursuant to the Loan Agreement and the other Finance Documents (the “Existing Corporate Guarantee”); and

(C)

the Approved Manager has executed two Approved Manager’s Undertakings, the first one dated 16th March, 2020 in respect of m/v “ECO YOSEMITE PARK” and the other dated 26th March, 2020 in respect of m/v “ECO JOSHUA PARK” (together, the “Approved Manager’s Undertakings”), as manager of the Vessels in favour of the Lender, whereby the Approved Manager has (inter alia) subordinated any claims it may have against the Borrowers (or either of them) and/or the Vessels (or either of them) to the claims of the Lender under the Loan Agreement, the Master Agreement and the other Finance Documents in security of the Outstanding Indebtedness.

(D)

the Borrowers hereby acknowledge and confirm that (a) the Lender, as lender, has advanced to the Borrowers, as joint and several borrowers, the full amount of the Commitment in the principal amount of United States Dollars Thirty seven million six hundred sixty thousand (US$37,660,000) and (b) as the date hereof the principal amount of United States Dollars Thirty seven million six hundred sixty thousand (US$37,660,000) in respect of the Loan remains outstanding; and

(E)

the Borrowers and the other Security Parties have requested the Lender to grant its consent to (inter alia) amendment of the Security Requirement, and the Lender has agreed thereto conditionally upon terms that the Principal Agreement shall be amended in the manner hereinafter set out in Clause 5 (Variations to the Principal Agreement) of this Supplemental Agreement.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	Defined terms and expressions

Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Supplemental Agreement.

1.2	Additional definitions

In addition, in this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Effective Date” means the date hereof or such earlier or later date as the Lender may agree in writing upon which all the conditions contained in Clause 5 (Variations to the Principal Agreement) shall have been satisfied and this Supplemental Agreement shall become effective;

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented;

“New Corporate Guarantee” means the irrevocable and unconditional guarantee executed or (as the context may require) to be executed by the New Corporate Guarantor as security for the Outstanding Indebtedness and any and all other obligations of the Borrowers under the Loan Agreement and the other Finance Documents, in form and substance satisfactory to the Lender, as the same may from time to time be amended and/or supplemented; and

“New Corporate Guarantor” means TOP SHIPS INC., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and includes its successors in title.

1.3	Application of interpretation provisions of Loan Agreement

Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms) of the Loan Agreement applies to this Supplemental Agreement as if it were expressly incorporated in it with any necessary modifications.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and warranties of the Principal Agreement

The Borrowers hereby, jointly and severally, represent and warrant to the Lender as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Supplemental Agreement) are (and will be on the Effective Date) true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Supplemental Agreement.

2.2	Additional Representations and warranties

In addition to the above, the Borrowers, jointly and severally, hereby represent and warrant to the Lender as at the date of this Supplemental Agreement that:

a.

each of the Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Supplemental Agreement and the New Corporate Guarantee, and has complied with all statutory and other requirements relative to its business;

b.

all necessary licences, consents and authorities, governmental or otherwise under this Supplemental Agreement, the Principal Agreement and the New Corporate Guarantee have been obtained and, as of the date of this Supplemental Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Supplemental Agreement or otherwise perform its obligations hereunder;

c.	this Supplemental Agreement and the New Corporate Guarantee constitutes, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.

the execution and delivery of, and the performance of the provisions of this Supplemental Agreement and the New Corporate Guarantee do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.

no action, suit or proceeding is pending or threatened against any of the Borrowers and the other Security Parties or their assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of any of the Borrowers or the other Security Parties; and

f.

none of the Borrowers and the other Security Parties is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation.

3.	AGREEMENT OF THE LENDER

The Lender, relying upon each of the representations and warranties set out in Clause 2 (Representations and warranties) hereby agrees with the Borrowers, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4 (Conditions), to consent to the amendment of the Principal Agreement in the manner more particularly set out in Clause 5 (Variations to the Principal Agreement).

4.	CONDITIONS

4.1	Conditions

The agreement of the Lender contained in Clause 3 (Agreement of the Lender) shall be expressly subject to the condition that the Lender shall have received on or before the Effective Date in form and substance satisfactory to the Lender and its legal advisers:

a.

a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrowers and the other corporate Security Parties;

b.

a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

c.

certified and duly legalised copies of resolutions duly passed by the Board of Directors, or the Sole Director as the case may be, of each of the Borrowers and the other Security Parties and certified and duly legalised copies of the resolutions passed at a meeting of the shareholders of each of the Borrowers and the Corporate Guarantor (and of any corporate shareholder thereof) evidencing approval of this Supplemental Agreement and the New Corporate Guarantee to which the relevant Security Party is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

d.

all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement evidencing approval of this Supplemental Agreement and the New Corporate Guarantee and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

e.	the original of any power(s) of attorney issued in favour of any person executing this Supplemental Agreement and the New Corporate Guarantee;

f.	all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement and the New Corporate Guarantee;

g.	such favourable legal opinions from lawyers acceptable to the Lender and its legal advisors in this Supplemental Agreement and the New Corporate Guarantee as the Lender shall require; and

h.	the New Corporate Guarantee duly executed by the respective parties thereto.

5.	VARIATIONS TO THE PRINCIPAL AGREEMENT

5.1	Amendments

In consideration of the agreement of the Lender contained in Clause 3 (Agreement of the Lender), the Borrowers hereby agree with the Lender that (subject to the satisfaction of the conditions precedent contained in Clause 4 (Conditions), the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

a.	with effect as from the Effective Date, the following definitions of Clause 1.2 (Definitions) of the Principal Agreement shall be amended to read as follows:

““Corporate Guarantees” means the irrevocable and unconditional guarantees given or, as the context may require, to be given by the Corporate Guarantors, each in the form agreed in writing between the Borrowers and the Lender, as the same may from time to time be amended and/or supplemented, and “Corporate Guarantee” means either of them as the context may require;

“Corporate Guarantors” means (a) Central Mare Inc. (herein “Central Mare”) and (b) Top Ships Inc. (herein “Top Ships”), each a company duly incorporated under the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, and/or any other person nominated by the Borrowers and acceptable to the Lender which may give a Corporate Guarantee, and includes its successors in title, and “Corporate Guarantor” means either of them as the context may require;

“Security Requirement” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusively binding on the Borrowers) which is at any relevant time not less than two hundred percent (200%) of the aggregate of (a) the amount of the Loan at that time and (b) the Swap Exposure Excess;

b.	with effect as from the Effective Date, the following new definitions shall be added to Clause 1.2 (Definitions) of the Principal Agreement reading as follows:

“Compliance Certificate” means a certificate substantially in a form of Schedule 2 signed by the chief financial officer (“CFO”) of Top Ships or, if the CFO is not available, by a director of Top Ships;

“First Supplemental Agreement” means the First Supplemental Agreement dated 8th December, 2020 supplemental to this Agreement executed and made between the Borrowers and the Lender, whereby this Agreement has been amended as therein provided.”;

“Swap Exposure Excess” means, as at any relevant date, the part of the Swap Exposure as certified by the Lender to the Borrowers to be the amount in Dollars by which the Swap Exposure exceeds Dollars Seven hundred fifty thousand ($750,000);

“Top Ships” means “Top Ships Inc.”, a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and which is floating in the NASDAQ;

“Top Ships Group” at any relevant time means Top Ships and its Subsidiaries (whether direct or indirect) from time to time during the Security Period and “member of the Top Ships Group” shall be construed accordingly;

c.	with effect as from the Effective Date, Clause 8.1(f) (Financial Statements) of the Principal Agreement shall be amended to read as follows:

(f)	Financial statements-Compliance Certificate:

(i)

furnish the Lender with annual financial statements of the Borrowers and the Corporate Guarantors, audited (in the case of the Borrowers and Top Ships only) by auditors acceptable to the Lender and prepared in accordance with generally accepted accounting principles in the United States consistently applied in respect of each Financial Year as soon as practicable but not later than 180 days after the end of the Financial Year to which they relate, commencing with Financial Year ending on 31st December, 2020;

(ii)

(in the case of Clause 8.10 (Financial covenants)) as soon as possible, but in no event later than 90 days after the end of each fiscal semester of Top Ships, unaudited semi-annual consolidated interim financial statements of Top Ships Group; and

(iii)

(in the case of Clause 8.10 (Financial covenants)) simultaneously with each of the audited financial statements and un-audited financial statements to be sent to the Lender under paragraphs (i) and (ii) of this Clause 8.1(f), they will sent to the Lender a Compliance Certificate, duly completed and supported by calculations setting out in reasonable detail the materials underling the statements made in such Compliance Certificate;

d.	with effect as from the Effective Date, a new Clause 8.10 (Financial covenants) shall be inserted in the Principal Agreement reading as follows:

“8.10          Financial covenants

Top Ships will, for the duration of the Security Period, Top Ships Group’ consolidated financial position, based on the most recent Accounting Information,  comply with the financial covenants set out below:

(a)	Adjusted Net Worth: Top Ships to maintain market value Adjusted Net Worth of at least $20,000,000 (Twenty million Dollars);

(b)

Liquidity: ensure that throughout the remainder of the Security Period, the Liquid Funds of Top Ships on a consolidated basis will not at any time be, on average, in an amount of less than United States Dollars Seven hundred fifty thousand ($750,000) per owned Fleet Vessel; and

(c)	Leverage: the Leverage Ratio of Top Ships Group shall not exceed seventy five per cent (75%).

The Adjusted Net Worth, Leverage and Liquid Funds of Top Ships to be tested and confirmed to the Lender semi-annually and annually on the basis of the Financial Statements to be delivered to the Lender as per Clause 8.1(f) (Financial statements).

The Adjusted Net Worth, Liquid Funds and Leverage Ratio to be tested and confirmed to the Lender semi-annually and annually on the basis of the semi-annual unaudited and annual audited Financial Statements and the Compliance Certificate to be delivered to the Lender as per Clause 8.1(f) (Financial statements).

The expressions used in this Clause 8.10 shall be construed in accordance with law and accounting principles internationally accepted as used in the Accounting Information produced in accordance with Clause 8.1(f) (Financial statements), and for the purposes of this Agreement:

“Accounting Information” means the annual audited consolidated financial statements of Top Ships Group and the interim semi-annual un-audited financial statements of Top Ships Group, to be provided by the Borrowers to the Lender in accordance with Clause 8.1(f) (Financial Statements - Compliance Certificate);

“Accounting Period” means each Financial Year and each half-year of each Financial Year falling during the Security Period for which the Accounting Information is required to be delivered to the Lender pursuant to Clause 8.1(f) (Financial Statements - Compliance Certificate);

“Adjusted Net Worth” means, in respect of an Accounting Period, the amount by which the Market Value of the Fleet Vessels exceeds the Total Debt (after deducting all cash and cash equivalents and restricted cash);

“Cash” and “Cash Equivalents” means, at any relevant time, the aggregate of:

(a)      cash in hand or on deposit with any prime international bank;

(b)      Marketable Securities valued at their then published market value rates owned by Top Ships at that date; and

(c)      any other instrument, security or investment approved by the Lender, which are free from any security interest and/or restrictions.

“Fleet Market Value” means, as of the date of calculation, the aggregate market value of all the Fleet Vessels as determined in accordance with Clause 8.5(b) (Valuation of Vessels) of this Agreement;

“Fleet Vessels” means, together, all of the vessels  (including, but not limited to, the Vessel) from time to time owned or leased by members of the Top Ships Group which, at the relevant time, are included within the Total Assets of the Group in the balance sheet of the Accounting Information (each a “Fleet Vessel”);

“Leverage Ratio” means, in respect of an Accounting Period, the ratio of the Total Debt (after deducting all Cash and Cash Equivalents and restricted cash) to the aggregate Market Value of all Fleet Vessels;

“Marketable Securities” means any bonds, stocks, notes or bills payable in a freely convertible and transferable currency and which are listed on a stock exchange acceptable to the Lender.

“Net Interest Expense” means, in respect of an Accounting Period, on a consolidated basis the total interest expense minus the total interest income;

“Total Assets” means, in respect of an Accounting Period, the aggregate value of all assets of the Top Ships Group included in the Accounting Information as “current assets” and the value of all investments and all other tangible and intangible assets of the Top Ships Group properly included in the Accounting Information as “fixed assets” in accordance with US-GAAP; and

“Total Debt” means, in respect of an Accounting Period, the aggregate on a consolidated basis of the Top Ships Group of all short term interest bearing bank debt included in the financial statements of the Top Ships Group under current liabilities plus the long term interest bearing bank debt; and

“US-GAAP” means accounting principles, concepts, bases and policies generally adopted and accepted in the United States of America consistently applied.

5.2.	Security Documents

With effect as from the Effective Date the definition “Security Documents” shall be deemed to include (a) the Security Documents as amended and/or supplemented in pursuance to the terms hereof, (b) the New Corporate Guarantee and (c) any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrowers under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrowers and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement, this Supplemental Agreement and/or the Security Documents.

5.3	Construction

With effect from the date hereof all references in the Principal Agreement to:

(a)	“Corporate Guarantee” in the Principal Agreement shall be construed as references to both the Corporate Guarantees or the relevant Corporate Guarantee, as the context may require;

(b)	“Corporate Guarantor” in the Principal Agreement shall be construed as references to both the Corporate Guarantors or the relevant Corporate Guarantor, as the context may require; and

(c)

“this Agreement”, “hereunder” and the like and in the Security Documents to the “Loan Agreement” shall be construed as references to the Principal Agreement as amended and/or supplemented by this Supplemental Agreement.

6.	RECONFIRMATION

6.1	Reconfirmation of obligations

Each of the Borrowers hereby reconfirms its obligations under the Principal Agreement and its compliance with the covenants contained therein, as amended herein, of the Principal Agreement.

6.2	Acknowledgement

Each of the Security Parties acknowledges and agrees, for the avoidance of doubt, that each of the Security Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Supplemental Agreement and the waivers and other amendments agreed by the Lender in this Supplemental Agreement.

7.	CONTINUANCE OF PRINCIPAL AGREEMENT AND THE SECURITY DOCUMENTS

Save for the alterations to the Principal Agreement, and the Security Documents made or to be made pursuant to this Supplemental Agreement, and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Supplemental Agreement, the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents shall continue  to remain valid and enforceable and the Borrowers hereby jointly and severally reconfirm their respective obligations under the Principal Agreement as hereby amended and under the Security Documents to which each of them is a party.

8.	ENTIRE AGREEMENT AND AMENDMENT

8.1	Entire Agreement

The Principal Agreement, the other Security Documents, and this Supplemental Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

8.2	Supplemental Agreement - Application of Principal Agreement provisions

This Supplemental Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Supplemental Agreement.

9.	FEES AND EXPENSES

9.1	Costs and expenses

The Borrowers covenant and agree to pay to the Lender upon demand and from time to time all reasonable and documented costs, charges, registration and recording fees, duties and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Supplemental Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

9.2	Stamp Duty

The Borrowers covenant and agree to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Supplemental Agreement and/or any document executed pursuant hereto.

10.	ASSIGNMENT

The provisions of Clause 14 (Assignment, Transfer, Participation, Lending Office) of the Principal Agreement shall apply to this Supplemental Agreement as if the same were set out herein in full.

11.	MISCELLANEOUS

11.1	Incorporation of Loan Agreement provisions

Without prejudice to Clauses 6 (Reconfirmation), 7 (Continuance of Principal Agreement and the Security Documents) and 8 (Entire agreement and amendment) of this Supplemental Agreement, the provisions of Clauses 2.9 (Evidence), 15.7 (Invalidity of Terms) and 17.1 (Notices) of the Principal Agreement apply to this Supplemental Agreement as well and they are deemed to be repeated as if set forth in extenso herein.

11.2	Counterparts

This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

12.	LAW AND JURISDICTION

12.1	Governing Law

This Supplemental Agreement and any non-contractual obligations arising out of or in relation to it shall be governed by and construed in accordance with English law and the provisions of Clause 18 (Law and Jurisdiction) of the Principal Agreement shall apply mutatis mutandis to this Supplemental Agreement as if the same were set out herein in full.

12.2	Third Party Rights

A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the date first above written.

[Intentionally left blank]

EXECUTION PAGE

THE BORROWERS

SIGNED by	)
Mr. Andreas Louka and	)
Mrs. Dimitra Karkaletsi	)	/s/ Andreas Louka
for and on behalf of	)	Attorney-in-fact
CALIFORNIA 19 INC.	)
of the Marshall Islands,	)
in the presence of:	)	/s/ Dimitra Karkaletsi
Attorney-in-fact

SIGNED by	)
Mr. Andreas Louka and	)
Mrs. Dimitra Karkaletsi	)	/s/ Andreas Louka
for and on behalf of	)	Attorney-in-fact
CALIFORNIA 20 INC.	)
of the Marshall Islands,	)
in the presence of:	)	/s/ Dimitra Karkaletsi
Attorney-in-fact

THE CORPORATE GUARANTORS

SIGNED by	)
Mr. Andreas Louka and	)
Mrs. Dimitra Karkaletsi	)	/s/ Andreas Louka
for and on behalf of	)	Attorney-in-fact
CENTRAL MARE INC.	)
of the Marshall Islands,	)
in the presence of:	)	/s/ Dimitra Karkaletsi
Attorney-in-fact

SIGNED by	)
Mr. Andreas Louka and	)
Mrs. Dimitra Karkaletsi	)	/s/ Andreas Louka
for and on behalf of	)	Attorney-in-fact
TOP SHIPS INC.	)
of the Marshall Islands,	)
in the presence of:	)	/s/ Dimitra Karkaletsi
Attorney-in-fact

Witness to all above signatures:

/s/ Dimitrios P. Sioufas
Name:	Dimitrios P. Sioufas
Address:	Defteras Merarchias 13
Piraeus, Greece
Occupation:	Attorney-at-law

THE LENDER

SIGNED by	)
Mr. Konstantinos Flokos and	)
Mrs. Chrysanthi Papathanasopoulou	)	/s/ Konstantinos Flokos
for and on behalf of	)	Attorney-in-fact
ALPHA BANK S.A.,	)
of Greece,	)
in the presence of:	)	/s/ Chrysanthi Papathanasopoulou
Attorney-in-fact

Witness:	/s/ Dimitrios P. Sioufas
Name:	Dimitrios P. Sioufas
Address:	Defteras Merarchias 13
Piraeus, Greece
Occupation:	Attorney-at-law